UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Tang, Yong Kiat Rickie
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   (Last)                            (First)              (Middle)

   335 Bukit Timah Road #10-02
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                                    (Street)
   Singapore 259718
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   (City)                           (State)                (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   POPstar Communications, Inc. - POPS
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   N/A
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4. Statement for Month/Year

   May, 2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7. Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by 1 Reporting Person
     [_]  Form Filed by More than 1 Reporting Person



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


================================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
================================================================================

1.   Title of Security (Instr. 3)

     i.   Common
     ii.  Common

2.   Transaction Date Month/Day/Year

     i.   May 16, 2001
     ii.

3.   Transaction Code (Instr. 8)
         Code                   V
     ----------------     ---------------
     i.    P
     ii.

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
         Amount             (A) or (D)         Price
     ----------------     --------------  ----------------
     i.   15,000             (A)            $2.00
     ii.

5.   Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
     i.   15,000
     ii.  2,000,000

6.   Ownership Form: Direct(D) or Indirect (I) (Instr. 4)
     i.   (I)
     ii.  (I)

7. Nature of Indirect Beneficial Ownership (Instr. 4)
     i. Held by TGI Technologies Ltd. ("TGI"); Yong Kiat Rickie Tang is a Director of TGI and has sole or shared power to vote or to direct the vote and sole or shared power to dispose or to direct the disposition over shares.
     ii. Held by Kemayan E.C. Hybrid ("KECH"); Yong Kiat Rickie Tang is a Director of KECH and has sole or shared power to vote or to direct the vote and sole or shared power to dispose or to direct the disposition over shares.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

1.   Title of Derivative Security (Instr. 3)

          Not applicable.

2.   Conversion or Exercise Price of Derivative Security

3.   Transaction Date (M/D/Y)




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

4.   Transaction Code (Instr. 8)
      Code                   V
     ----------------     ---------------

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
        (A)                   (D)
      ----------------     ---------------

6.   Date Exercisable and Expiration Date (M/D/Y)
       Date Exercisable     Expiration Date
       ----------------     ---------------

7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
       Title            Amount or Number of Shares
       ------------     --------------------------

8.   Price of Derivative Security (Instr. 5)

9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)


10. Ownership Form of Derivative Securities Beneficially Owned at End of Month (Instr. 4)


11.  Nature of Indirect Beneficial Ownership (Instr. 4)


Explanation of Responses:



      /s/ Yong Kiat Rickie Tang                            June 6, 2001
---------------------------------------------          ----------------------
      **Signature of Reporting Person                          Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.





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